UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2020

SELECT ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38066	81-4561945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1233 West Loop South, Suite 1400

Houston, TX 77027

(Address of Principal Executive Offices)

(713) 235-9500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	WTTR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mitchell M. Shauf, Executive Vice President, Water Solutions, of Select Energy Services, Inc. (the “Company”), and the Company have agreed to the structure of a transitional retirement for Mr. Shauf from the Company, which shall be effective as of August 31, 2020. To help ensure a smooth transition, the Company and Select Energy Services, LLC have entered into a separation and 12-month consulting agreement with Mr. Shauf commencing on September 1, 2020 (the “Agreement”). Pursuant to the terms of the Agreement, and for his consulting services, Mr. Shauf will receive $17,500 monthly in consulting fees. In addition, under the Agreement, Mr. Shauf will receive: any accrued benefits under his employment agreement; a pro-rated 2020 annual bonus payment (to the extent any payment is earned) based on actual performance; 12 months of health and welfare benefits coverage reimbursement; continued vesting of approximately 139,830 of his outstanding restricted shares; continued vesting of his 2018 performance share units grant; and continued vesting of a pro-rata portion of his 2019 and 2020 performance share units grant. Mr. Shauf will be subject to customary disclosure and confidentiality obligations, and to customary non-competition and non-solicitation covenants for a period of three years. Consulting fees and non-accrued benefits under the Agreement are contingent on the execution of a general release of claims in favor of the Company and its affiliates, and payments will be subject to any applicable tax withholding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2020

SELECT ENERGY SERVICES, INC.

By:	/s/ Adam R. Law
Adam R. Law
Senior Vice President, General Counsel & Corporate
Secretary